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                                                                   EXHIBIT 23.01


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-59458, 33-73222, 33-95040, 333-06889, 333-14715, 333-16827,
333-16829, 333-20361, 333-45287, 333-45285 and 333-45277; Form S-3 Nos. 33-50417
and 333-63739; and Form S-4 No. 33-99644) pertaining to the Intuit Inc. 1993 Equity Incentive Plan, the 1996 Directors Stock Option Plan, the 1996 Employee Stock Purchase Plan, other Intuit Inc. equity compensation plans and the Common Stock, Preferred Stock and/or Debt Securities of Intuit Inc., of our report dated August 19, 1998, with respect to the consolidated financial statements and schedule of Intuit Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 1998.




Palo Alto, California
October 5, 1998